As filed with the Securities and Exchange Commission on August 14, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Mallinckrodt plc (Exact name of registrant as specified in its charter)

Ireland (State or other jurisdiction of incorporation or organization)	98-1088325 (I.R.S. Employer Identification No.)

College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, D15 TX2V, Ireland (Address of Principal Executive Offices)

Mallinckrodt Pharmaceuticals 2025 Stock and Incentive Plan

(Full title of the plan)

Mark Tyndall, Esq.

Executive Vice President, Chief Legal Officer
& Corporate Secretary

College Business & Technology Park, Cruiserath, Blanchardstown,

Dublin 15, D15 TX2V, Ireland
(Name and address of agent for service)

+353 1 696 0000

(Telephone number, including area code, of agent for service)

With copies to:

William I. Intner Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, Maryland 21202 (410) 659-2700	Stephen Ranalow Arthur Cox LLP Ten Earlsfort Terrace Dublin 2, D02 T380 +353 1920 1241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this registration statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the participants in the Mallinckrodt Pharmaceuticals 2025 Stock and Incentive Plan (the “Plan”) as required by Rule 428(b)(1). In accordance with the introductory note to Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Registrant are incorporated in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2024, filed with the Commission on March 13, 2025;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 28, 2025 and June 27, 2025, filed with the Commission on May 12, 2025 and August 6, 2025, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on March 13, 2025 (Film No. 25733825) (as amended by Amendment No. 1 on Form 8-K/A filed on March 13, 2025 (Film No. 25734865) and Amendment No. 2 on Form 8-K/A filed on March 13, 2025 (Film No. 25736048)), May 16, 2025 (Film No. 25960276), May 16, 2025 (Film No. 25960291), June 9, 2025, June 13, 2025, July 7, 2025, August 1, 2025 (Film No. 251173650) (as amended by Amendment No. 1 on Form 8-K/A filed on August 1, 2025 (Film No. 251177199)), August 6, 2025 (Film No. 251187319) and August 6, 2025 (Film No. 251187359) (other than any documents or portions of those documents deemed to be furnished and not filed);

(d)	the Registrant’s Definitive Proxy Statement on Schedule 14A (only with respect to information contained in such Definitive Proxy Statement that is incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 27, 2024) filed with the Commission on April 3, 2025; and

(e)	the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 10/A filed with the Commission on June 5, 2013, as updated by Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2024, filed with the Commission on March 13, 2025 and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement (other than any documents or portions of those documents deemed to be furnished and not filed, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Mallinckrodt is incorporated under the laws of Ireland.

The Memorandum and Articles of Association of Mallinckrodt (the “Articles”) confer an indemnity on its directors and secretary to the extent permitted by the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”). The Irish Companies Act only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability or in which they are acquitted, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on the part of the director or the secretary. This restriction does not apply to executives who are not directors or the secretary of Mallinckrodt. Any obligation of an Irish company which purports to indemnify a director or secretary of an Irish company to a greater extent will be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the Irish company.

In addition, the Articles contain an indemnity for current or former executive officers (other than the present or former directors and secretary of Mallinckrodt), or any person who is serving or has served at the request of Mallinckrodt as a director or executive officer of another company, joint venture, trust or other enterprise, including any Mallinckrodt subsidiary (each individually, a “covered person”), from any liability arising from his or her position as a covered person as a director of Mallinckrodt. However, this discretion must be exercised bona fide in the best interests of Mallinckrodt as a whole.

Irish companies may take out directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers. Mallinckrodt maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of Mallinckrodt or its affiliated companies.

Mallinckrodt has entered into deeds of indemnification with (A) the Mallinckrodt directors and the Secretary of Mallinckrodt and (B) each of Mallinckrodt’s officers (other than the Secretary), including its executive officers (all of the foregoing, collectively, the “Deeds of Indemnification”), in each case governed by the laws of Ireland.

The Deeds of Indemnification and Indemnification Agreements (as defined below) (together, the “Indemnification Arrangements”) provide, respectively, that Mallinckrodt and Sucampo Pharmaceuticals, Inc., a Delaware corporation and a wholly owned subsidiary of Mallinckrodt (“Sucampo”), will, to the fullest extent permitted by law, indemnify each indemnitee on the terms and conditions set forth in the Indemnification Arrangements against all expenses, liabilities or losses incurred by the indemnitee as a result of or in connection with the indemnitee being, or threatened to be made, a party, witness or other participant in any action, suit, litigation, proceeding or arbitration or any alternative dispute resolution mechanism (or any inquiry, hearing, tribunal or investigation, whether conducted by Mallinckrodt or any other party, that the indemnitee in good faith believes might lead to the institution of any of the foregoing or otherwise might give rise to adverse consequences or findings in respect of the indemnitee) (any of the foregoing, a “Proceeding”) in whole or in part by reason of (or arising in whole or in part out of) an event or occurrence related to such indemnitee’s service to Mallinckrodt. However, Mallinckrodt and Sucampo will not indemnify the indemnitees pursuant to the Indemnification Arrangements (i) on account of any Proceeding in which a final and non-appealable judgment is rendered against the indemnitee for an accounting of profits made from the purchase or sale by such indemnitee of securities of Mallinckrodt pursuant to the provisions of Section 16(b) of the Exchange Act, or similar provision of any federal, state or local laws; (ii) if a court of competent jurisdiction has determined in a final and non-appealable judgment that such indemnification is not permitted under applicable law; (iii) on account of any such Proceeding as to which the indemnitee has been convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year); or (iv) on account of any Proceeding brought by Mallinckrodt or any of its subsidiaries against the indemnitee.

Because Mallinckrodt is an Irish public limited company, the Irish Companies Act only permits Mallinckrodt to pay the costs or discharge the liability of a director or the secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or in which they are acquitted, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on the part of the director or the secretary. Accordingly, Sucampo has entered into indemnification agreements (the “Indemnification Agreements”) with the directors of Mallinckrodt and its Secretary. The Indemnification Agreements are governed by the laws of Delaware and provide for Sucampo to advance the indemnitee’s expenses subject to an undertaking by the indemnitee to repay amounts advanced and if and to the extent it is ultimately determined that such person is not entitled to indemnification by Sucampo on the terms and conditions set forth in the Indemnification Agreements. The Deeds of Indemnification provide that in the event the indemnitee receives judgment in his or her favor or the Proceeding is otherwise disposed of in a manner that allows Mallinckrodt to indemnify such indemnitee under its articles of association as then in effect, Mallinckrodt will reimburse Sucampo for any indemnification payments or expense advancements previously made by Sucampo. Indemnification and advancement of expenses will not be made under the Indemnification Arrangements in connection with Proceedings initiated by the indemnitee against Mallinckrodt or any of its subsidiaries or any director, officer or employee of Mallinckrodt, except in specified circumstances.

The foregoing is only a general summary of certain aspects of Irish law and the Articles and does not purport to be complete. It is qualified in its entirety by reference to the provisions of Irish law and the Articles filed as Exhibit 4.2 hereto.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

4.1	Certificate of Incorporation of Mallinckrodt plc (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 1, 2013).

4.2	Memorandum and Articles of Association of Mallinckrodt plc, adopted on July 31, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed August 1, 2025).

4.3	Mallinckrodt Pharmaceuticals 2025 Stock and Incentive Plan.*

5.1	Opinion of Arthur Cox LLP, counsel to the Registrant.*

23.1	Consent of Arthur Cox LLP (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of the Registrant.*

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant.*

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Post-Effective Amendment No. 1 to Form S-4 on Form S-8 filed August 6, 2025).

107	Calculation of Filing Fee Table.*

* Filed herewith.

ITEM 9. UNDERTAKINGS.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on August 14, 2025.

MALLINCKRODT PLC

By:	/s/ Mark Tyndall
	Name:	Mark Tyndall
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director	August 14, 2025
Sigurdur Olafsson	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer	August 14, 2025
Bryan Reasons	(Principal Financial and Accounting Officer)

*	Chair of the Board, Director	August 14, 2025
Paul Efron

*	Director	August 14, 2025
Paul M. Bisaro

*	Director	August 14, 2025
Leslie Donato

*	Director	August 14, 2025
Katina Dorton

*	Director	August 14, 2025
Scott Hirsch

*	Director	August 14, 2025
Sophia Langlois

*	Director	August 14, 2025
Marc Yoskowitz

*	Director	August 14, 2025
Jonathan Zinman

* Mark Tyndall, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors and officers of the Registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and officers and filed with the Commission.

By:	/s/ Mark Tyndall
	Name:	Mark Tyndall
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary, as Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as duly authorized representative of Mallinckrodt plc in the United States, on the 14th day of August, 2025.

By:	/s/ Mark Tyndall
	Name:	Mark Tyndall
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary